Exhibit 10.2

ADDENDUM TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMALGAMATED BANK (the “Bank”) and KEITH MESTRICH (the “Executive”) (collectively referred to as “the Parties”), the Parties to an Amended and Restated Employment Agreement, dated July 25, 2017 (the “Agreement”), hereby enter into the following Addendum to the Agreement (the “Addendum”):

1.

Section 4.2(b) of the Agreement shall now provide as follows: The Executive also shall be entitled to incentive compensation pursuant to the Company’s long term incentive plans adopted by the Board in each year of the Term; provided that, the Executive shall not be entitled to receive any grant of incentive compensation during the Extension Period. The aggregate potential value of any annual long term incentive awards granted to the Executive shall be an amount equal to the sum of (i) 100% of Base Salary in effect at the time, minus (ii) $120,000. However, at the discretion of the Compensation Committee and approval by the Board, this amount may be increased. Notwithstanding anything to the contrary set forth herein, the Executive’s participation in any such long term incentive plan shall be governed by the terms of such plan, specifically including its vesting and exercise provisions.

2.

The Addendum changes only those provisions of the Agreement described herein. All other terms and provisions of the Agreement shall remain in full force and effect until properly terminated in accordance with the Agreement.

3.	The changes to the Agreement set forth in the Addendum shall be effective as of May 17, 2019.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum, fully agreeing to be bound by all its terms, this 17th day of May, 2019.

AMALGAMATED BANK

By:	/s/ Lynne Fox
Lynne Fox
Chair of the Board

BY:	/s/ Keith Mestrich
Keith Mestrich

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